Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875

Financial Contact:	Kendall Helm
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY ANNOUNCES

THIRD-QUARTER FINANCIAL RESULTS

•

Company raises 2015 adjusted earnings-per-share guidance range to $4.95 to $5.15

•

California utilities file proposed settlements in General Rate Cases

SAN DIEGO, Nov. 3, 2015 – Sempra Energy (NYSE: SRE) today reported third-quarter 2015 earnings of $248 million, or $0.99 per diluted share, compared with $348 million, or $1.39 per diluted share, in last year’s third quarter.

 For the first nine months of 2015, Sempra Energy’s earnings were $980 million, or $3.91 per diluted share, up from $864 million, or $3.45 per diluted share, in the first nine months of 2014.

“Through three quarters, we are on track to exceed our 2015 financial and operational objectives, so we have raised our adjusted earnings guidance for the year,” said Debra L. Reed, chairman and CEO of Sempra Energy. “During the third quarter, our California utilities made good progress in their General Rate Cases and our other businesses continued with their construction activities on major projects, including the Cameron LNG liquefaction-export facility.”

Sempra Energy’s nine-month results in 2015 included a $36 million after-tax gain on the sale of the second block of Sempra U.S. Gas & Power’s Mesquite Power facility, $7 million after tax in liquefied natural gas (LNG) liquefaction development expenses and a benefit of $13 million after tax for San Diego Gas & Electric (SDG&E), due to the reduction in the loss related to the San Onofre Nuclear Generating Station (SONGS).  In the first nine months of 2014, SDG&E recorded a $9 million charge related to the closure of SONGS.  Excluding items in both years, Sempra Energy’s adjusted earnings in the first nine months of 2015 were $938 million, or $3.75 per diluted share, up from $873 million, or $3.49 per diluted share, in the first nine months of last year.

Beginning in the first quarter 2015, Southern California Gas Co. (SoCalGas) adopted an order by the California Public Utilities Commission (CPUC) to recognize revenues from the utility’s core activities on a seasonally adjusted basis (seasonality). The application of seasonality in revenues will result in substantially all of SoCalGas’ annual earnings being reported in the first and fourth quarters of the year, but will not affect full-year operating earnings or cash flow.

Sempra Energy’s third-quarter 2015 earnings reflected $113 million lower earnings at SoCalGas due to seasonality, compared with the third quarter 2014.  For the first nine months of 2015, Sempra Energy’s earnings were $48 million lower at SoCalGas due to seasonality, compared with the same period last year.  Sempra Energy will see a $48 million after-tax benefit at SoCalGas in the fourth quarter related to seasonality.

CALIFORNIA UTILITIES

San Diego Gas & Electric

Earnings for SDG&E in the third quarter 2015 were $170 million, up from $157 million in the third quarter 2014, primarily due to higher CPUC base margin and higher earnings from electric transmission operations.

For the first nine months of 2015, SDG&E’s earnings were $443 million, up from $379 million in the first nine months last year.  Excluding the SONGS-related items in the first quarters of 2015 and 2014, SDG&E’s adjusted earnings for the first nine months of 2015 were $430 million, compared with $388 million in the first nine months of 2014.

Southern California Gas Co.

SoCalGas recorded a loss of $8 million in the third quarter 2015, compared with earnings of $98 million in last year’s third quarter. The reduction in earnings was due primarily to seasonality of revenues, which had a $113 million negative impact for the most recent quarter.

For the first nine months of 2015, SoCalGas’ earnings were $276 million in 2015, up from $256 million in the same period last year.

On Sept. 11, SoCalGas and SDG&E filed multi-party settlement agreements in their General Rate Cases for 2016-18 at the CPUC.  Sempra Energy expects the CPUC to issue a draft decision in the proceeding in the first quarter 2016.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the third quarter 2015, earnings for Sempra South American Utilities increased to $43 million from $32 million in the third quarter 2014, due primarily to higher operating earnings and lower income-tax expense.

For the first nine months of 2015, earnings for Sempra South American Utilities were $129 million, up from $109 million in the same period last year.

Sempra Mexico

Third-quarter earnings for Sempra Mexico were $63 million in 2015, unchanged from last year.  In last year’s third quarter, Sempra Mexico recorded a $14 million benefit related to the sale of a 50-percent equity interest in the first phase of the Energía Sierra Juárez wind project.

For the nine-month period, Sempra Mexico had earnings of $160 million in 2015, up from $139 million in 2014.

As disclosed previously, Sempra Energy’s Mexican subsidiary, IEnova, is planning to raise approximately $1.3 billion in a public offering to finance its acquisition of PEMEX’s 50-percent equity interest in IEnova’s and PEMEX’s shared joint venture.  After taking into account IEnova’s equity offering, including Sempra Energy’s expected participation in the offering, the acquisition is anticipated to be about $0.05-per-share accretive to Sempra Energy’s earnings per share in 2016, growing to about $0.10 per share by 2019.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Earnings for Sempra Renewables in the third quarter 2015 were $15 million, compared with $17 million in the third quarter 2014.

During the first nine months of 2015, earnings for Sempra Renewables were $47 million, compared with $63 million in the first nine months of 2014.  Nine-month earnings for Sempra Renewables in 2014 included a $16 million first-quarter benefit from the sale of a 50-percent equity interest in the Copper Mountain Solar 3 facility.

Sempra Natural Gas

Sempra Natural Gas had third-quarter earnings of $1 million in 2015, compared with earnings of $26 million in 2014, due primarily to a Louisiana state income-tax benefit in 2014.

For the first nine months of 2015, Sempra Natural Gas had earnings of $43 million, up from $39 million in the same period last year.

EARNINGS GUIDANCE

Sempra Energy today raised its 2015 adjusted earnings-per-share guidance range to $4.95 to $5.15 from $4.60 to $5.  Both the new and prior adjusted guidance for 2015 exclude the increase in earnings from the reduction in the SONGS-closure-related loss and the earnings impact from expenses related to potential LNG development.  Additionally, the new and prior adjusted guidance for 2015 exclude the $36 million benefit from the sale of the second block of the Mesquite Power natural gas-fired generating facility and any gain from IEnova’s acquisition of PEMEX’s interest in their joint venture.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include adjusted earnings for the nine-month periods in 2015 and 2014 for Sempra Energy and SDG&E, as well as Sempra Energy’s 2015 adjusted earnings guidance.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the third-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 6244822.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2014 revenues of $11 billion.  The Sempra Energy companies’ 17,000 employees serve more than 32 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like "believes," "expects," "anticipates," "plans," "estimates,"  "projects," "forecasts," "contemplates," "intends," "depends," "should," "could," "would," "will," "confident," "may," "potential," "possible,"  "proposed,"  "target," "pursue," "goals," "outlook," "maintain" or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions, including issuances of permits to construct and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, U.S. Environmental Protection Agency, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted reduction in oil and natural gas prices from historical averages; the impact on the value of our natural gas storage assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; delays in the timing of costs incurred and the timing of the regulatory agency authorization to recover such costs in rates from customers; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; capital markets conditions, including the availability of credit and the liquidity of our investments; inflation, interest and currency exchange rates; the impact of benchmark interest rates, generally Moody's A-rated utility bond yields, on our California Utilities' cost of capital; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures and the decommissioning of San Onofre Nuclear Generating Station (SONGS); cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers, terrorist attacks that threaten system operations and critical infrastructure, and wars; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; weather conditions, conservation efforts, natural disasters, catastrophic accidents, and other events that may disrupt our operations, damage our facilities and systems, and subject us to third-party liability for property damage or personal injuries; risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest; risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight, including motions to modify settlements; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources and increased reliance on natural gas and natural gas transmission systems; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E's electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com.

Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not regulated by the California Public Utilities Commission. Sempra International's underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power's underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2015 (1)	2014	2015 (1)	2014
	(unaudited)
REVENUES
Utilities	$ 2,213	$ 2,463	$ 6,768	$ 7,318
Energy-related businesses	268	352	762	970
Total revenues	2,481	2,815	7,530	8,288
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(201)	(293)	(786)	(1,308)
Cost of electric fuel and purchased power	(666)	(680)	(1,645)	(1,761)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(91)	(163)	(262)	(427)
Other cost of sales	(34)	(42)	(111)	(122)
Operation and maintenance	(701)	(726)	(2,072)	(2,131)
Depreciation and amortization	(315)	(292)	(925)	(866)
Franchise fees and other taxes	(111)	(104)	(314)	(301)
Plant closure adjustment	―	―	21	13
Gain on sale of equity interests and assets	―	19	62	48
Equity earnings, before income tax	33	22	79	62
Other income, net	12	29	88	118
Interest income	6	6	23	15
Interest expense	(143)	(144)	(416)	(418)
Income before income taxes and equity earnings
of certain unconsolidated subsidiaries	270	447	1,272	1,210
Income tax expense	(15)	(71)	(276)	(291)
Equity earnings, net of income tax	27	7	64	22
Net income	282	383	1,060	941
Earnings attributable to noncontrolling interests	(34)	(35)	(79)	(76)
Preferred dividends of subsidiary	―	―	(1)	(1)
Earnings	$ 248	$ 348	$ 980	$ 864

Basic earnings per common share	$ 1.00	$ 1.41	$ 3.95	$ 3.52
Weighted-average number of shares outstanding, basic (thousands)	248,432	246,137	248,090	245,703

Diluted earnings per common share	$ 0.99	$ 1.39	$ 3.91	$ 3.45
Weighted-average number of shares outstanding, diluted (thousands)	251,024	250,771	250,665	250,278

Dividends declared per share of common stock	$ 0.70	$ 0.66	$ 2.10	$ 1.98

(1) Reflects the impact of seasonalization at Southern California Gas as discussed on Table D.

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING GAIN ON SALE IN 2015,
PLANT CLOSURE ADJUSTMENTS IN 2015 AND 2014 AND LNG LIQUEFACTION DEVELOPMENT EXPENSES IN 2015 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude 1) in the nine months ended September 30, 2015, a $36 million gain on the sale of the remaining block of the Mesquite Power plant, and a $13 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS) due to California Public Utilities Commission (CPUC) approval of a compliance filing related to San Diego Gas & Electric Company's (SDG&E) authorized recovery of its investment in SONGS, 2) in the nine months ended September 30, 2014, a $9 million increase in the SONGS plant closure loss as a result of reaching a preliminary settlement agreement on the closure, and 3) in the three months and nine months ended September 30, 2015, $2 million and $7 million, respectively, of liquefied natural gas (LNG) liquefaction development expenses. Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2015 to 2014 and to future periods, and also as a base for projection of future compounded annual growth rate. Management believes that these financial measures also provide a more meaningful measure of Sempra Energy's financial performance in 2015 in comparison to our previously issued adjusted earnings-per-share guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2015	2014	2015	2014
Sempra Energy GAAP Earnings	$ 248	$ 348	$ 980	$ 864
Exclude:
Gain on sale of Mesquite Power block 2	―	―	(36)	―
Plant closure (adjustment) loss	―	―	(13)	9
LNG liquefaction development expenses	2	―	7	―
Sempra Energy Adjusted Earnings	$ 250	$ 348	$ 938	$ 873

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 0.99	$ 1.39	$ 3.91	$ 3.45
Sempra Energy Adjusted Earnings	$ 1.00	$ 1.39	$ 3.75	$ 3.49
Weighted-average number of shares outstanding, diluted (thousands)	251,024	250,771	250,665	250,278

SEMPRA ENERGY 2015 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE (Unaudited)

Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance Range of $4.95 to $5.15 excludes 1) a $0.14 per diluted share after-tax gain from the April 2015 sale of the remaining block of the Mesquite Power plant, 2) $0.05 per diluted share from reduction in the first quarter of 2015 in the plant closure loss related to SONGS due to CPUC approval of a compliance filing related to SDG&E's authorized recovery of its investment in SONGS, 3) $0.05 per diluted share for estimated after-tax development expenses associated with the potential expansion of our LNG business, and 4) an anticipated noncash gain from the remeasurement of our equity method investment in Gasoductos de Chihuahua (GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with the pending acquisition by IEnova of PEMEX’s 50-percent interest in GdC. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of these excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to diluted earnings per share determined in accordance with GAAP. As the pending GdC transaction is not expected to close until the fourth quarter of 2015, the gain cannot be reasonably estimated at this time, and accordingly, we are not able to provide a corresponding GAAP equivalent to our 2015 Adjusted Earnings-Per-Share Guidance.

San Diego Gas & Electric Company (SDG&E)

RECONCILIATION OF SDG&E GAAP EARNINGS TO SDG&E ADJUSTED EARNINGS EXCLUDING PLANT CLOSURE ADJUSTMENTS
IN 2015 AND 2014 (Unaudited)

SDG&E Adjusted Earnings exclude 1) in the nine months ended September 30, 2015, a $13 million reduction in the plant closure loss related to SONGS due to CPUC approval of a compliance filing related to SDG&E's authorized recovery of its investment in SONGS, and 2) in the nine months ended September 30, 2014, a $9 million increase in the SONGS plant closure loss as a result of reaching a preliminary settlement agreement on the closure. SDG&E Adjusted Earnings is a non-GAAP financial measure. Because of the significance and nature of these items, management believes that this non-GAAP financial measure provides a more meaningful comparison of the performance of SDG&E's business operations from 2015 to 2014 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods this non-GAAP financial measure to SDG&E Earnings, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2015	2014	2015	2014
SDG&E GAAP Earnings	$ 170	$ 157	$ 443	$ 379
Exclude:
Plant closure (adjustment) loss	―	―	(13)	9
SDG&E Adjusted Earnings	$ 170	$ 157	$ 430	$ 388

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in millions)	2015	2014(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 697	$ 570
Restricted cash	13	11
Accounts receivable, net	1,200	1,394
Due from unconsolidated affiliates	3	38
Income taxes receivable	22	45
Deferred income taxes	198	305
Inventories	416	396
Regulatory balancing accounts – undercollected	585	746
Fixed-price contracts and other derivatives	66	93
Asset held for sale, power plant	―	293
Other	406	293
Total current assets	3,606	4,184

Investments and other assets:
Restricted cash	40	29
Due from unconsolidated affiliates	175	188
Regulatory assets	3,112	3,031
Nuclear decommissioning trusts	1,060	1,131
Investments	2,845	2,848
Goodwill	847	931
Other intangible assets	407	415
Dedicated assets in support of certain benefit plans	459	512
Sundry	701	561
Total investments and other assets	9,646	9,646
Property, plant and equipment, net	27,314	25,902
Total assets	$ 40,566	$ 39,732

Liabilities and Equity
Current liabilities:
Short-term debt	$ 1,097	$ 1,733
Accounts payable	1,234	1,353
Due to unconsolidated affiliate	―	2
Dividends and interest payable	343	282
Accrued compensation and benefits	356	373
Current portion of long-term debt	1,168	469
Fixed-price contracts and other derivatives	73	55
Customer deposits	152	153
Other	695	649
Total current liabilities	5,118	5,069
Long-term debt	12,527	12,167

Deferred credits and other liabilities:
Customer advances for construction	145	144
Pension and other postretirement benefit plan obligations, net of plan assets	1,114	1,064
Deferred income taxes	3,057	3,003
Deferred investment tax credits	34	37
Regulatory liabilities arising from removal obligations	2,715	2,741
Asset retirement obligations	2,068	2,048
Fixed-price contracts and other derivatives	300	255
Deferred credits and other	1,092	1,104
Total deferred credits and other liabilities	10,525	10,396
Equity:
Total Sempra Energy shareholders’ equity	11,625	11,326
Preferred stock of subsidiary	20	20
Other noncontrolling interests	751	754
Total equity	12,396	12,100
Total liabilities and equity	$ 40,566	$ 39,732

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2015	2014
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 1,060	$ 941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	925	866
Deferred income taxes and investment tax credits	179	131
Gain on sale of equity interests and assets	(62)	(48)
Plant closure adjustment	(21)	(13)
Equity earnings	(143)	(84)
Fixed-price contracts and other derivatives	(20)	(19)
Other	28	32
Net change in other working capital components	260	(215)
Changes in other assets	(112)	28
Changes in other liabilities	(5)	42
Net cash provided by operating activities	2,089	1,661

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,227)	(2,320)
Expenditures for investments and acquisition of business	(183)	(192)
Proceeds from sale of equity interest and assets, net of cash sold	347	92
Distributions from investments	14	15
Purchases of nuclear decommissioning and other trust assets	(407)	(505)
Proceeds from sales by nuclear decommissioning and other trusts	431	498
Decrease in restricted cash	68	156
Increase in restricted cash	(81)	(139)
Advances to unconsolidated affiliates	(24)	(100)
Repayments of advances to unconsolidated affiliates	74	19
Other	9	10
Net cash used in investing activities	(1,979)	(2,466)

Cash Flows from Financing Activities
Common dividends paid	(468)	(450)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	41	43
Repurchases of common stock	(74)	(38)
Issuances of debt (maturities greater than 90 days)	2,058	3,063
Payments on debt (maturities greater than 90 days)	(1,316)	(1,845)
Decrease in short-term debt, net	(201)	(111)
Net distributions to noncontrolling interests	(57)	(84)
Other	47	(5)
Net cash provided by financing activities	29	572

Effect of exchange rate changes on cash and cash equivalents	(12)	(4)

Increase (decrease) in cash and cash equivalents	127	(237)
Cash and cash equivalents, January 1	570	904
Cash and cash equivalents, September 30	$ 697	$ 667

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended			Nine months ended
	September 30,			September 30,
(Dollars in millions)	2015		2014	2015		2014
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 170		$ 157	$ 443		$ 379
Southern California Gas	(8)	(1)	98	276	(1)	256
Sempra International:
Sempra South American Utilities	43		32	129		109
Sempra Mexico	63		63	160		139
Sempra U.S. Gas & Power:
Sempra Renewables	15		17	47		63
Sempra Natural Gas	1		26	43		39
Parent and other	(36)		(45)	(118)		(121)
Earnings	$ 248		$ 348	$ 980		$ 864

	Three months ended			Nine months ended
	September 30,			September 30,
(Dollars in millions)	2015		2014	2015		2014
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 235		$ 247	$ 835		$ 790
Southern California Gas	343		264	946		764
Sempra International:
Sempra South American Utilities	39		36	105		126
Sempra Mexico	65		73	185		262
Sempra U.S. Gas & Power:
Sempra Renewables	26		83	67		359
Sempra Natural Gas	53		125	222		192
Parent and other	22		11	50		19
Consolidated Capital Expenditures and Investments	$ 783		$ 839	$ 2,410		$ 2,512

(1)

Results for the three months and nine months ended September 30, 2015 for Southern California Gas (SoCalGas) reflect the adoption of a California Public Utilities Commission decision requiring SoCalGas to recognize annual revenue for core natural gas customers using seasonal factors, instead of recognizing such revenue ratably over the year as was previously required. For the three months and nine months ended September 30, 2015 compared to the same periods in 2014, this "seasonalization" resulted in $113 million lower earnings and $48 million lower earnings, respectively. While this seasonalization will cause variability in results from quarter to quarter within the year, it will not impact full-year 2015 results.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2015	2014	2015	2014

California Utilities - SDG&E and SoCalGas
Gas Sales (Bcf)(1)	55	59	227	239
Transportation (Bcf)(1)	200	192	500	512
Total Deliveries (Bcf)(1)	255	251	727	751
Total Gas Customers (Thousands)			6,762	6,727

Electric Sales (Millions of kWhs)(1)	4,474	4,644	11,950	12,368
Direct Access (Millions of kWhs)	987	1,057	2,683	2,761
Total Deliveries (Millions of kWhs)(1)	5,461	5,701	14,633	15,129
Total Electric Customers (Thousands)			1,424	1,415

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	6	7	19	18
Mobile Gas(2)	11	9	35	29
Willmut Gas	―	―	2	2
Natural Gas Customers (Thousands)
Sempra Mexico			110	104
Mobile Gas(2)			85	86
Willmut Gas			19	19
Electric Sales (Millions of kWhs)
Peru	1,854	1,790	5,695	5,458
Chile	676	696	2,172	2,192
Electric Customers (Thousands)
Peru			1,048	1,021
Chile			668	654

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	1,139	1,149	2,782	3,081

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	622	540	2,111	1,819
Sempra Natural Gas(4)	510	1,435	2,323	3,870

(1)	Includes intercompany sales.
(2)	Includes transportation.
(3)

Includes 50% of total power sold related to solar and wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(4)	Sempra Natural Gas sold the remaining 625-megawatt block of its Mesquite Power natural gas-fired power plant in April 2015.